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                                                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 of the Registration Statement on Form S-3 (File No. 33-64209) of Burlington Northern Santa Fe Corporation of our report dated January 16, 1995, on our audits of the consolidated financial statements and the financial statement schedule of Burlington Northern Inc. and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, included in Burlington Northern Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts" in the aforementioned Registration Statement.


                            COOPERS & LYBRAND L.L.P.


Forth Worth, Texas
November 20, 1995